EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Matthew Shepherd

678-942-2683

mshepherd@netbank.com

NetBank, Inc. Announces Pricing of Private Placement
Of Its Common Stock

ATLANTA — (January 3, 2007) — NetBank, Inc. (NASDAQ: NTBK) today announced the pricing of a private placement of 6,500,000 shares of its common stock at a price of $3.90 per share to a combination of new and existing institutional investors. The Company expects to receive proceeds of approximately $23.7 million, net of private placement fees and estimated legal and other expenses of the placement agent associated with the issuance. The Company intends to use the net proceeds of this offering for general corporate purposes. The closing of the transaction is expected to occur on Friday, January 5, 2007, subject to the satisfaction of closing conditions.

The shares of common stock to be issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a registration statement with the Securities and Exchange Commission for the resale of the common stock after the closing.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About NetBank, Inc.

NetBank, Inc. (NASDAQ: NTBK) is a financial holding company that operates a family of businesses focused primarily on consumer and small business banking as well as conforming mortgage lending.
The company’s businesses have a shared value proposition of providing consumers in select markets an attractive combination of price, service and experience through skilled associates and advanced technology systems. Retail brands include NetBank and Market Street Mortgage. For more information, please visit www.netbankinc.com.

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Forward-Looking Statements: NetBank, Inc.’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our expectation of closing the transaction and the intended use of proceeds. The closing of the transaction is subject to conditions, and there can be no assurance that we will close the transaction. In addition, our business is subject to the risks and uncertainties described in our filings with the Securities and Exchange Commission.